SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the  Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             St. Jude Medical, Inc.
                  --------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                  (Name of Person(s) Filing Proxy Statement if
                           other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     5)   Total fee paid:                                  _____________________

[ ]  Fee paid previously with preliminary materials.
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

Notice of 2004 Annual Meeting and


                                                                 PROXY STATEMENT



                                                         [ST. JUDE MEDICAL LOGO]

--------------------------------------------------------------------------------
                            ST. JUDE MEDICAL, INC.
--------------------------------------------------------------------------------
                              ONE LILLEHEI PLAZA
                           ST. PAUL, MINNESOTA 55117

                 --------------------------------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 --------------------------------------------

TIME ...................... 9:30 a.m. CDT
                            Wednesday, May 12, 2004

PLACE ..................... Minnesota Historical Center
                            345 Kellogg Boulevard West
                            St. Paul, MN 55102

ITEMS OF BUSINESS ......... (1) To elect three members of the Board of
                                Directors, for terms ending in 2007.
                            (2) To consider a proposal to increase the
                                Company's authorized shares of the common stock to 500 million shares.
                            (3) To consider a proposal to approve the Company's
                                Management Incentive Compensation Plan.
                            (4) To ratify the appointment of Ernst & Young LLP
                                as the Company's independent auditors for 2004.
                            (5) To consider a shareholder proposal regarding
                                compensation of the Company's senior executives.
                            (6) To transact such other business as may properly
                                come before the meeting and any adjournment.

RECORD DATE ............... Holders of St. Jude Medical, Inc. common stock of record at the close of business on March 15, 2004, are entitled to notice of and to vote at the meeting.

ANNUAL REPORT ............. The Company's 2003 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING .............. It is important that your shares be represented at the meeting. You can vote your shares by completing and returning the enclosed proxy card as soon as possible. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.


                                        Kevin T. O'Malley
                                        VICE PRESIDENT, GENERAL COUNSEL &
                                        SECRETARY


March 30, 2004

                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                          PAGE
                                                                                          ----
PROXY STATEMENT .......................................................................     1
 Proxies and Voting Procedures ........................................................     1
 Shareholders Entitled to Vote ........................................................     2
 Required Vote ........................................................................     2
 Cost of Proxy Solicitation ...........................................................     2
GOVERNANCE OF THE COMPANY .............................................................     3
 Principles of Corporate Governance ...................................................     3
 Communications with Directors ........................................................     3
 Director Nomination Process ..........................................................     3
 Attendance at Annual Shareholder Meeting .............................................     4
 Director Independence and Audit Committee Financial Expert ...........................     4
 Committees of the Board of Directors .................................................     4
 Report of the Audit Committee ........................................................     5
 Compensation of Directors ............................................................     6
 Related Party Transactions ...........................................................     6
 Section 16(a) Beneficial Ownership Reporting Compliance ..............................     6
BOARD OF DIRECTORS ....................................................................     8
 Nominees for Term Expiring in 2007 ...................................................     8
 Directors Whose Terms Will Expire in 2005 ............................................     9
 Directors Whose Terms Will Expire in 2006 ............................................    10
SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS AND CERTAIN
 BENEFICIAL OWNERS ....................................................................    11
STOCK PERFORMANCE GRAPH ...............................................................    13
EXECUTIVE COMPENSATION ................................................................    14
 Report of the Compensation Committee on Executive Compensation .......................    14
 Summary Compensation Table ...........................................................    17
 Option Grants in Last Fiscal Year ....................................................    18
 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values ....    18
 Equity Compensation Plan Information .................................................    19
 Employment, Termination and Change in Control Agreements .............................    20
PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS ........................................    21

                                                                        PAGE
                                                                        ----
PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE COMPENSATION PLAN
 (MICP) .............................................................    23
PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO
 INCREASE THE NUMBER OF SHARES OF COMMON STOCK FROM 250,000,000
 TO 500,000,000 .....................................................    25
SHAREHOLDER PROPOSAL REGARDING COMPENSATION OF SENIOR EXECUTIVES.....    28
SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING ...................    31
OTHER MATTERS .......................................................    31
APPENDIX A -- Principles of Corporate Governance ....................    32
APPENDIX B -- 2004 Management Incentive Compensation Plan ...........    35

St. Jude Medical, Inc.                                  [ST. JUDE MEDICAL LOGO]
One Lillehei Plaza
St. Paul, MN 55117











               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 2004

--------------------------------------------------------------------------------
     We are providing these proxy materials in connection with the solicitation by the Board of Directors of St. Jude Medical, Inc., of proxies to be voted at the Company's 2004 Annual Meeting of Shareholders and at any meeting following adjournment thereof.

     You are cordially invited to attend the annual meeting on May 12, 2004, beginning at 9:30 a.m. C.D.T. The meeting will be held in the Minnesota Historical Center, 345 Kellogg Boulevard West, St. Paul, Minnesota. The location is accessible to handicapped persons.


     We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 6, 2004, to holders of the Company's common stock on March 15, 2004, the record date for the meeting.


PROXIES AND VOTING PROCEDURES

     YOUR VOTE IS IMPORTANT. Because many shareholders cannot attend the meeting in person, it is necessary that a large number be represented by proxy. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options for voting by proxy are available to you. By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

     You can revoke your proxy at any time before it is exercised at the meeting by timely delivery of a properly executed, later-dated proxy or by voting by ballot at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting.

     All shares entitled to vote at the meeting and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS, AS SET FORTH IN THIS PROXY STATEMENT.

       If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

SHAREHOLDERS ENTITLED TO VOTE

       Shareholders at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting. On the record date, March 15, 2004, there were 175,292,185 shares of common stock outstanding and, therefore, entitled to vote at the annual meeting.

REQUIRED VOTE

       The presence, in person or by proxy, of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

       The affirmative vote of a majority of the shares of the Company's common stock present and entitled to vote at the annual meeting is required for the election of each nominee for Director, to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2004, to approve the Company's Management Incentive Compensation Plan, and to approve the shareholder proposal regarding compensation of the Company's senior executives. The affirmative vote of a majority of the shares of the Company's common stock entitled to vote at the annual meeting is required to approve the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock. Abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the approval of such matter. Broker non-votes on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.

COST OF PROXY SOLICITATION

       St. Jude Medical, Inc. will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. These persons will not receive any additional compensation for providing this service.

       In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of St. Jude Medical stock.

       The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for an estimated fee of $10,500 plus out-of-pocket expenses.

                           GOVERNANCE OF THE COMPANY
--------------------------------------------------------------------------------

       St. Jude Medical's business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company's business through discussion with the CEO and other officers, by reviewing materials provided to them by the CEO and officers and by participating in meetings of the Board and its Committees.

       During 2003, the Board held five meetings and the Committees of the Board held a total of fifteen meetings. The average attendance at the Board and Committee meetings was 90% and each Director attended at least 75% of all meetings of the Board and of the Committees on which the Director served.

       The independent members of the Board also meet at scheduled executive sessions at least twice a year. The Chairperson of the Governance and Nominating Committee serves as the Presiding Director for these meetings.

PRINCIPLES OF CORPORATE GOVERNANCE

       The Board of Directors amended its Principles of Corporate Governance on February 23, 2004, which are attached as Appendix A.

COMMUNICATIONS WITH DIRECTORS

       Any shareholder wishing to communicate with one or more non-management Directors may do so by sending a letter addressed to the Director or Directors to:

       c/o Corporate Secretary
       St. Jude Medical, Inc.
       One Lillehei Plaza
       St. Paul, MN 55117

       All such correspondence will be forwarded to the non-management Director or Directors.


DIRECTOR NOMINATION PROCESS

       The Governance and Nominating Committee considers suggestions from many sources, including shareholders, for possible candidates for Directors. The Governance and Nominating Committee would consider any candidate proposed by a shareholder in the same manner as other possible candidates. The Governance and Nominating Committee has not adopted any specific criteria for a Director position.

       The Governance and Nominating Committee believes that it is not necessary to adopt criteria for the selection of Directors. The Governance and Nominating Committee believes that the desirable background of a new individual member of the Board of Directors may change over time and that a thoughtful, thorough process for the selection is more important than adopting criteria for Directors. During 2003 the Governance and Nominating Committee surveyed the Board of Directors to assess the areas of expertise the Board of Directors believed would be most desirable to add to the Board. Financial expertise and industry knowledge were two of the most desirable characteristics at that time.

       The Governance and Nominating Committee has recently worked with independent search firms which assist in identifying Director candidates. Once candidates are identified, they are evaluated through a series of interviews with members of the Governance and Nominating Committee, several other Directors, and members of management, including the Company's General Counsel. Candidates are also asked to complete a Director questionnaire used by the Company.

       Any shareholder wishing to propose that a person be appointed to the Board of Directors or that management nominate a person for election to the Board of Directors may submit such a proposal to:

       Governance and Nominating Committee
       c/o Corporate Secretary
       St. Jude Medical, Inc.
       One Lillehei Plaza
       St. Paul, MN 55117

       During the past year, the Governance and Nominating Committee retained a third party search firm to assist the Committee in the process of identifying and evaluating potential nominees for the Board.

       Since the 2003 annual shareholder meeting, the Board of Directors has appointed Mr. Rocca to the Board. Mr. Rocca was recommended for appointment by the Governance and Nominating Committee.


ANNUAL SHAREHOLDER MEETING

       Three of the Company's Directors attended the 2003 annual shareholder meeting. The Company will reimburse a Director's travel expenses for attending the annual shareholder meeting, but attendance by non-management directors is not required. The Board of Directors will consider holding a Board of Directors meeting in conjunction with the 2005 annual shareholder meeting and subsequent annual shareholder meetings in order to facilitate attendance by Directors at such meetings.


DIRECTOR INDEPENDENCE AND AUDIT COMMITTEE FINANCIAL EXPERT

       The Board undertook a review of Director independence in February 2004. As part of that process, the Board reviewed all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, the Company's executive officers and the Company's auditors. As a result of this review, the Board affirmatively determined that all of the Directors, except Mr. Shepherd, who is retiring, Mr. Starks and Mr. Widensohler, are independent under the Company's Principles of Corporate Governance and the New York Stock Exchange listing standards. See "Related Party Transactions" on page 6.


       In February 2004, the Board also determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Mr. Essig and Mr. Devenuti qualify as an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission.

COMMITTEES OF THE BOARD OF DIRECTORS

       During 2003, the Board of Directors had three ongoing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. During 2003 the Audit Committee met eight times, the Compensation Committee met four times, and the Governance and Nominating Committee met two times.

       Each Committee of the Board has a separate written charter which is available on the Company's website at www.sjm.com.

       Each member of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee are independent under the Company's Principles of Corporate Governance and the New York Stock Exchange listing standards.


       The Governance and Nominating Committee is responsible for recommending good governance practices. The Governance and Nominating Committee evaluates the qualifications of and nominates candidates for positions on the Board. The procedures for shareholders to nominate directors can be found on page 3. In addition, the Governance and Nominating Committee facilitates an annual evaluation by Board members of Board and individual Director performance and provides feedback to the entire Board.


       The Compensation Committee's duties include annual approval of the Company's compensation policies, including salary, bonus and long-term incentive programs, evaluation of the appropriate base salary level for executive officers, evaluation of and recommendations for changes to the total compensation of the CEO for approval of the Board of Directors and consideration of matters with respect to profit sharing and other employee benefits provided by the Company.

       The duties of the Audit Committee are described in its report, which follows.

                         REPORT OF THE AUDIT COMMITTEE
--------------------------------------------------------------------------------

       The Audit Committee reviews the Company's consolidated financial statements, financial reporting process, and internal controls on behalf of the Board of Directors.

       We meet with management periodically to consider, among other things, the adequacy of the Company's disclosure and internal controls and the objectivity of its financial reporting. We discuss these matters with the Company's independent auditors, Ernst & Young LLP, and with appropriate Company financial personnel.

       We regularly meet privately with the independent auditors who have unrestricted access to the Audit Committee.

       We also appoint the independent auditors, approve the scope of their audit services, approve the performance of non-audit services by the independent auditors, and review periodically their performance and independence from management.

       The Directors who serve on the Committee are all independent under the Company's Principles of Corporate Governance and the New York Stock Exchange listing standards.

       The Board has adopted a written charter which describes the functions the Audit Committee is to perform. In February 2004, we reviewed the charter and recommended to the Board that no changes were needed. The charter of the Audit Committee is available on the Company's website at www.sjm.com.

       Management has the primary responsibility for the Company's consolidated financial statements and the overall reporting process, including the Company's system of internal controls.

       The independent auditors audit the annual consolidated financial statements prepared by management, express an opinion as to whether those consolidated financial statements fairly present the financial position, results of operation and cash flows of the Company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

       This year, we reviewed the Company's audited consolidated financial statements and met with both management and Ernst & Young LLP to discuss these financial statements. Management has represented to us that these financial statements were prepared in accordance with generally accepted accounting principles. We also considered the report of the independent auditors.

       We have received from and discussed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussion with Audit Committees) and the independence of Ernst & Young LLP. We have also considered the compatibility of non-audit services with the auditor's independence. In addition, we discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). Based on our review and discussions described above, we recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission.

       Stuart M. Essig
       Richard R. Devenuti
       Thomas H. Garrett III

COMPENSATION OF DIRECTORS

       Each non-employee director receives a retainer of $3,000 per month plus $2,000 per diem for each Board meeting attended. Committee chairpersons receive an additional annual fee of $9,000 and Committee members an additional annual fee of $4,000. The Presiding Director receives an additional annual fee of $5,000. Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business. Directors may elect to receive the annual retainer fee either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Restricted stock is valued at the fair market value of the stock on the date of grant. The restriction on the stock lapses on the six-month anniversary of the grant date.

       Under the Company's 2002 Stock Plan, each person who is not an employee of the Company and who is elected, re-elected or serving an unexpired term as a Director at any annual meeting of shareholders automatically receives, as of the date of such meeting, an option to purchase 4,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of the Company's common stock on such date. All such options are designated as non-qualified stock options with eight-year terms and fully vest on the six-month anniversary of the grant date. Further, under the 2002 Stock Plan, non-employee Directors also are eligible to receive options from time to time in addition to the annual grants described above, but no non-employee Director may receive options which, together with the automatic grant of options described above, exceed 7,500 shares in any calendar year. Directors who are appointed between annual shareholder meetings are voted a pro-rata stock option based upon a fraction of 4,000 shares on the same terms and conditions as the stock options described previously, except the exercise price is the fair market value on the date of appointment. At the 2003 annual meeting of shareholders, each non-employee Director received an automatic grant of an option to purchase 4,000 shares at $51.70 per share, the fair market value of the common stock on the date of grant. No additional options were granted to non-employee directors in 2003.

       Each Director may receive reimbursement for one physical examination every 12 months up to a maximum of $700 per exam. Board members also participate in the Company's charitable contribution matching program under which eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year.

       Under a retirement plan for non-employee Directors that was terminated April 1, 1996, each non-employee Director serving on the Board at that time who serves five years or more will receive payment of an annual benefit equal to the average of the annual retainers paid to the Director during his or her service as a Director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement from the Board or when the Director becomes 60 years old. The retirement benefit is payable over a number of years equal to the Director's years of service as a member of the Board of Directors prior to April 1, 1996.

RELATED PARTY TRANSACTIONS

       Mr. Widensohler is a director of and the beneficial owner of approximately 45% of the common stock of Invatech, an Italian company that makes and sells products to Getz Co., Ltd, a Japanese distributor of medical technology products that was acquired by the Company on April 1, 2003. Sales by Invatech to Getz during 2003 were $4,747,757. In February 2004, the Board of Directors determined that Mr. Widensohler was no longer considered an independent Director and he ceased to be a member of the Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and

Directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Based on a review of the Section 16(a) reports filed by our Directors and executive officers in 2003 and on written representations by the Directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our Directors and executive officers during 2003 were satisfied, except that the following Directors each filed one Form 4 reporting one transaction three days late: Mr. Devenuti, Mr. Essig, Mr. Garrett, Mr. Thompson, Mr. Widensohler, Ms. Yarno, and Mr. Yin; and Mr. Rousseau failed to file a Form 4 reporting one transaction for 10 months.

                              BOARD OF DIRECTORS
--------------------------------------------------------------------------------

       The Board of Directors is divided into three classes, whose terms expire at successive annual meetings.

       Three Directors will be elected at the annual meeting to serve for a three-year term expiring at the Company's annual meeting in 2007. We have nominated Mr. Rocca, Mr. Thompson and Mr. Widensohler for these positions. Each nominee currently serves as a Director. You can find the principal occupation of and other information about the nominees below.

       Mr. Shepherd, whose term as a Director expires at the 2004 annual meeting, will retire as a Director and as Chairman and Chief Executive Officer at the time of the annual meeting. In connection with Mr. Shepherd's retirement, the Board of Directors has determined to decrease the number of Directors in this class from four to three.

       The persons named on the proxy card will vote the proxy for the election of Mr. Rocca, Mr. Thompson and Mr. Widensohler unless you indicate that your vote for any of the nominees should be withheld. If elected, Mr. Rocca, Mr. Thompson and Mr. Widensohler will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect all nominees to be able to serve if elected.


       Beginning on page 8, you can find the principal occupation and other information about the Directors whose terms of office will continue after the annual meeting. You can find the information about the St. Jude Medical stock ownership of the nominees and those other Directors on page 11.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. ROCCA, MR. THOMPSON AND MR. WIDENSOHLER AS DIRECTORS.

       PROXIES WILL BE VOTED FOR THE ELECTION OF MR. ROCCA, MR. THOMPSON AND MR. WIDENSOHLER UNLESS OTHERWISE SPECIFIED.

--------------------------------------------------------------------------------
                      NOMINEES FOR TERM EXPIRING IN 2007
--------------------------------------------------------------------------------


[PHOTO] MICHAEL A. ROCCA, Director of St. Jude Medical since March 2004. Retired in 2000 from Mallinckrodt, Inc., a pharmaceutical and medical device manufacturer, where he was Senior Vice President and Chief Financial Officer from 1994 to 2000. Director of Ligand Pharmaceuticals, Inc., a biotech company that develops oncology drugs and morphine based pain medications, and Lawson Software, Inc., a manufacturer of enterprise software. Age 59.

[PHOTO]         DAVID A. THOMPSON, Director of St. Jude Medical since 1999.
                Retired in 1995 from Abbott Laboratories, a medical products company, where he held several corporate officer positions. Director of Third Wave Technologies, a company that develops genomic assays. Committees: Chairperson of the Governance and Nominating Committee and Compensation Committee Member. Presiding Director. Age: 62

[PHOTO]         STEFAN K. WIDENSOHLER, Director of St. Jude Medical since 2001.
                President and Chief Executive Officer of Krauth Medical Group, a European distributor of medical and surgical devices and services, since 1992. Committee: Compensation Committee Member through February 2004. Age: 44

--------------------------------------------------------------------------------
                   DIRECTORS WHOSE TERM WILL EXPIRE IN 2005
--------------------------------------------------------------------------------

[PHOTO]         RICHARD R. DEVENUTI, Director of St. Jude Medical since 2001.
                Vice President and Chief Information Officer of Microsoft Corporation, a software company, since March 1999. From May 1996 to March 1999, Vice President, Worldwide Operations, Microsoft Corporation. Committee: Audit Committee Member.
                Age: 46

[PHOTO]         STUART M. ESSIG, Director of St. Jude Medical since 1999.
                President and Chief Executive Officer and a member of the Board of Directors of Integra Life Sciences Holdings Corporation, a manufacturer of medical devices, implants and biomaterials, since December 1997. Previously a managing director of Goldman, Sachs & Co., an investment bank, responsible for the medical technology practice. Committees: Chairperson of the Audit Committee and Governance and Nominating Committee
                Member. Age: 42

[PHOTO]         THOMAS H. GARRETT III, Director of St. Jude Medical since 1979.
                Self-employed as a business consultant since June 1996. Previously, a member of the law firm of Lindquist & Vennum PLLP of Minneapolis, Minnesota and its Managing Partner from 1993 through 1995. Director of Lifecore Biomedical, Inc., a biomedical and surgical device manufacturer. Committee: Audit Committee Member. Age: 59

[PHOTO]         WENDY L. YARNO, Director of St. Jude Medical since 2002.
                Executive Vice President, Worldwide Human Health Marketing, Merck & Co. Inc., a pharmaceutical company, since January 2003. From 2000 - 2002 Senior Vice President, Human Resources, Merck & Co., Inc. From 1997 - 1998, Vice President, Ortho McNeil Pharmaceutical, Women's Health Care Franchise, Johnson & Johnson, a medical products company. During 1999, Vice President, Worldwide Human Health, and Vice President, Human Resources, Merck & Co., Inc. Committee: Chairperson of Compensation Committee. Age: 49

--------------------------------------------------------------------------------
                   DIRECTORS WHOSE TERM WILL EXPIRE IN 2006
--------------------------------------------------------------------------------

[PHOTO]         DANIEL J. STARKS, Director of St. Jude Medical since 1996.
                President and COO of St. Jude Medical since February 1, 2001. From April 1998 to February 1, 2001, President and Chief Executive Officer of the Cardiac Rhythm Management Division of the Company. Previously Chief Executive Officer and President, Daig Corporation. Director of Urologix, Inc., a urology medical device company. Age: 49

[PHOTO] FRANK C-P YIN, Director of St. Jude Medical since 2001. The Stephen F. and Camilla Braver Professor of Biomedical Engineering and Chairman, Department of Biomedical Engineering, Washington University, St. Louis, Missouri. Committee:
                Compensation Committee Member. Age: 60

                SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS AND
                           CERTAIN BENEFICIAL OWNERS
--------------------------------------------------------------------------------


     The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of February 20, 2004, by
(a) each of the Company's Directors, Director nominees and executive officers appearing in the summary compensation table on page 17, (b) all of the Company's Directors and executive officers as a group and (c) each person known to the Company to be the beneficial owner of more than 5% of the common stock. Unless otherwise noted, these persons have sole voting and dispositive power with respect to the shares owned by them.



                                                           AMOUNT AND
                                                            NATURE OF
                                                           BENEFICIAL          PERCENT OF
BENEFICIAL OWNERS                                           OWNERSHIP            CLASS
--------------------------------------------------   ----------------------   -----------
           Richard R. Devenuti                                16,745(1)              *

           Stuart M. Essig                                    38,792(1)              *

           Thomas H. Garrett III                             112,146(1)(2)         0.1%

           Michael A. Rocca                                       --                 *

           Terry L. Shepherd                               1,220,089(1)            0.7%

           Daniel J. Starks                                3,952,396(1)            2.2%

           David A. Thompson                                  39,622(1)              *

           Stephan K. Widensohler                             17,000(1)              *

           Wendy L. Yarno                                     14,085(1)              *

           Frank C-P Yin                                      17,490(1)              *

           John C. Heinmiller                                268,665(1)            0.2%

           Michael T. Rousseau                               251,698(1)            0.1%

           Michael J. Coyle                                  611,863(1)            0.3%

           Directors and Executive Officers as a           7,574,906(3)            4.2%
           Group (20)

           FMR Corp.                                      16,051,874(4)            9.3%
           82 Devonshire Street
           Boston, MA 02109

FOOTNOTES

 * Less than 0.1%

(1) Includes the number of shares which each Director or executive officer may acquire within 60 days from February 20, 2004, pursuant to the exercise of stock options, as follows: Mr. Devenuti, 16,000; Mr. Essig, 32,000; Mr. Garrett, 50,000; Mr. Shepherd, 1,168,480; Mr. Starks, 950,000; Mr.
    Thompson, 32,000; Mr. Widensohler, 16,000; Ms. Yarno, 13,340; Mr. Yin, 16,000; Mr. Heinmiller, 178,750; Mr. Rousseau, 251,250; and Mr. Coyle, 604,450.

(2) Includes 24,000 shares owned by Mr. Garrett's wife as to which Mr. Garrett disclaims beneficial ownership.

(3) Includes 4,317,270 shares that such individuals may acquire within 60 days from February 20, 2004, pursuant to the exercise of stock options.

(4) This information and the following information is derived from a Schedule 13G dated February 16, 2004, delivered to the Company. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,457,636 shares or 7.800% of the Common Stock outstanding of St. Jude Medical Incorporated (the "Company") as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 13,457,636 shares owned by the Funds. Neither FMR Corp. nor Edward C Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a ban defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,085,257 shares or 0.629% of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 1,085,257 shares and sole power to vote or to direct the voting of 956,857 shares, and no power to vote or to direct the voting of 128,400 shares of Common Stock owned by the institutional account(s) as reported above. Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR Corp's beneficial ownership includes 200,000 shares, or 0.116%, of the Common Stock stock outstanding of St. Jude Medical Incorporated, beneficially owned through Strategic Advisers, Inc.

                            STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

     The graph below compares the cumulative total shareholder returns for St. Jude Medical common stock for the last five years ended December 31, 2003, as compared with the Standard & Poor's 500 Health Care Equipment Index and the Standard & Poor's 500 Index weighted by market value at each measurement point. The comparison assumes that $100 was invested on December 31, 1998, in St. Jude Medical common stock and in each of these Standard & Poor's indexes and assumes the reinvestment of any dividends.

                              [GRAPH APPEARS HERE]


                                        1998          1999          2000          2001          2002          2003
                                    -----------   -----------   -----------   -----------   -----------   -----------
St. Jude Medical, Inc. ..........     $ 100.0       $ 110.1       $ 220.4       $ 278.6       $ 285.0       $ 440.2
S&P 500 Health Care
 Equipment Index ................     $ 100.0       $  92.2       $ 135.3       $ 128.4       $ 112.1       $ 148.0
S&P 500 Index ...................     $ 100.0       $ 120.9       $ 110.0       $  96.9       $  75.6       $  97.1

                            EXECUTIVE COMPENSATION

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

Our report covers the following topics:

o Role of the Compensation Committee

o Executive Compensation Philosophy and Process

o Components of Our Executive Compensation Program

o Compensation of the Chief Executive Officer

ROLE OF THE COMPENSATION COMMITTEE

       We are responsible to the Company's Board of Directors and shareholders for establishing and administering compensation programs for the Company's executive officers. None of the members of the Compensation Committee is a current or former employee of the Company. Each of the members of the Compensation Committee is independent under the Company's Principles of Corporate Governance and the New York Stock Exchange listing standards. All decisions by the Committee relating to the compensation of the executive officers are reviewed by the Board of Directors.

EXECUTIVE COMPENSATION PHILOSOPHY AND PROCESS

       The goal of our compensation program is to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive industry and to enhance shareholder value. The following principles were used in the design of the program:

o Compensation should be related to individual performance and qualifications.

o Executive officers and employees should be encouraged to own St. Jude Medical stock.

o A substantial part of an executive officer's compensation should be incentive-based, tied to performance, and subject to risk.


       We evaluate the Company's compensation program for executive officers in relation to the programs offered by other medical products companies. In 2003, we engaged an independent compensation consultant to analyze the level of executive compensation for a peer group of ten medical products companies. The ten companies in the compensation peer group are not the same companies in the stock performance graph on page 13. Our objective is to attract and retain talented individuals by targeting total executive compensation for standard performers at the 60th percentile of the market as defined by peer group analysis. An executive officer's individual performance and experience can cause the officer's total compensation to be higher or lower than the 60th percentile.


       When making recommendations regarding the compensation of our CEO, we consider the results of the formal review by the Board of Directors of the CEO's performance. When evaluating the compensation of our other executive officers, we consider the recommendations of our CEO and of our President and COO.

       Our policy is to maximize the deductibility of compensation payments to executive officers under Section 162(m) of the Internal Revenue Code. Our shareholders have approved our Management Incentive Compensation Plan (the "MICP") which is an annual cash incentive plan that is designed and administered in such a manner that compensation awarded under the MICP is tax-deductible. Consistent with this policy, the Board of Directors is requesting that shareholders again approve the MICP at the 2004 annual meeting in order to maintain the deductibility of compensation awarded under the MICP.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

       Our compensation program for executive officers has three components:

o Base Salary

o Annual Incentive Award

o Stock-Based Compensation


       BASE SALARY. An executive officer's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at the compensation peer group companies mentioned previously. Additionally, the Committee sets base salaries for executive officers based on the executive officer's contribution to the Company's success through operational improvements and strategic initiatives. Based upon the peer group data, the executive officers' base salary levels are currently estimated to be within 3 percent of the 60th percentile. The base salaries of the CEO and the President and COO are also governed by employment agreements. See "Employment, Termination and Change of Control Agreements" on page 20.

       ANNUAL INCENTIVE AWARDS. Annual incentive awards are designed to provide executive officers an additional incentive for achieving the annual performance goals established in the Company's yearly business plan approved by the Board of Directors. All annual incentive awards to executive officers are awarded and paid under MICP. Payments under the MICP are based on the Company's level of achievement of annual earnings per share targets as well as divisional and geographical profitability and sales targets, all as established under the Company's annual business plan. There is a pre-assigned relative weighting ascribed to each of these factors.

       Executive officers are eligible for normal annual cash incentive payments ranging from 45% to 70% of base salary, except for the CEO and President and COO who are eligible for a normal annual cash incentive payment of up to 100% of base salary. The payments can increase by up to 50% of the normal payments based on performance above targeted levels and can decrease substantially if actual results fail to meet targeted levels.

       STOCK-BASED COMPENSATION. We believe that stock-based compensation creates an appropriate incentive for executive officers and employees to identify with the interests of shareholders.

       STOCK OPTION AWARDS. Stock options are awarded at an exercise price equal to or greater than the fair market value of the stock on the date of grant and, therefore, only have value if the price of the Company's stock appreciates from the date the stock options are granted. The executive officers and shareholders mutually benefit from such stock price appreciation.

       Stock options are awarded from time to time consistent with the Company's objective to provide executive officers and employees with a long-term equity interest in the Company and an opportunity for a greater financial reward if long-term performance is sustained. To encourage a longer-term perspective and to retain our employees, the options cannot be exercised immediately. Generally, options become exercisable over a four-year period. The number of options granted to each executive officer falls within a predetermined range, set and approved annually by the Committee. Individual grant size is dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's past performance. No pre-assigned relative weight is ascribed to any of these factors. In 2003, a total of 930,000 stock options were granted to executive officers.

       RESTRICTED STOCK AWARDS. We believe restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted is based on the Company's future business plans and the executive officer's ability to positively impact those plans. Restricted stock awards generally vest over a four-year period. In 2003, we granted no restricted stock awards to executive officers or employees.

       STOCK OWNERSHIP GUIDELINES. St. Jude Medical established stock ownership guidelines for all executive officers and Directors in 1995. These guidelines set stock ownership targets which management and Board members are encouraged to achieve. Targeted stock ownership levels range from one to three times base salary for executive officers. Stock ownership guidelines for Board members are set at five times the annual retainer for Board members.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       In 2003, Mr. Shepherd, the CEO, was our most highly compensated executive officer.

       BASE SALARY. Mr. Shepherd's employment agreement, which became effective in May 1999, provided for an initial base salary of $500,000. In May 2003, in accordance with his employment agreement, we reviewed Mr. Shepherd's compensation in light of the compensation peer group data and Mr. Shepherd's performance evaluation conducted by the Board. We determined that an increase in base compensation of approximately 5% was appropriate. Therefore, we increased Mr. Shepherd's annual base salary from $700,000 to $735,000 effective as of May 5, 2003. As a result of this increase, Mr. Shepherd earned a base salary of approximately $723,000 in 2003.

       ANNUAL INCENTIVE AWARD. Mr. Shepherd earned an award of $715,656 under the MICP for 2003. His award was based 25% on the Company's achievement of the revenue target and 75% on the Company's achievement of the earnings per share target established under the MICP.

       STOCK OPTIONS VESTING. Under criteria established at the time of grant, 155,000 stock option shares granted previously to Mr. Shepherd vested due to time and performance during 2003.

       STOCK OPTION GRANTS. Mr. Shepherd was granted a non-qualified stock option for 200,000 shares during 2003, which vests over a four-year period. The rationale for the stock option grant to Mr. Shepherd was based on a review of CEO compensation from the compensation peer group and the Compensation Committee's view that Mr. Shepherd's performance has been outstanding.

David A. Thompson
Wendy L. Yarno
Frank C-P Yin

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION
--------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                     ANNUAL COMPENSATION                  AWARDS
                                          -----------------------------------------   -------------
                                                                                        SECURITIES
                                                                     OTHER ANNUAL       UNDERLYING        ALL OTHER
                                            SALARY      BONUS      COMPENSATION(1)      OPTIONS(2)     COMPENSATION(3)
NAME AND PRINCIPAL POSITION       YEAR       ($)         ($)             ($)               (#)               ($)
-----------------------------------------------------------------------------------------------------------------------
 Terry L. Shepherd                2003     722,885     715,656                  --          200,000             51,317
  Chairman and                    2002     656,731     812,704                  --          300,000             51,422
  Chief Executive Officer         2001     549,038     658,846                  --               --             47,747

 Daniel J. Starks                 2003     675,769     669,012                  --          200,000             34,650
  President and Chief             2002     613,462     759,159                  --          300,000             34,755
  Operating Officer               2001     492,039     580,674                  --               --             31,080

 John C. Heinmiller               2003     400,000     277,200                  --           80,000             34,650
  Vice President -- Finance       2002     352,000     217,800                  --           80,000             34,155
  and Chief Financial Officer     2001     300,000     180,000                  --           52,500             31,080

 Michael T. Rousseau              2003     400,000     231,000                  --           75,000             34,650
  President, U.S. Sales           2002     369,865     238,650                  --           90,000             34,755
                                  2001     315,481     207,034                  --          205,000             31,080

 Michael J. Coyle                 2003     388,942     256,605                  --           75,000             34,650
  President, Cardiac              2002     349,538     256,911                  --           85,000             34,755
  Rhythm Management               2001     322,692     249,606              97,032           55,000             31,080


FOOTNOTES

(1) In accordance with SEC rules, perquisites or other personal benefits are included in the table only to the extent the total exceeds the lesser of $50,000, or 10% of total salary and bonus, of any named executive officer. Mr. Coyle's 2001 other annual compensation includes $74,402 of relocation expenses.

(2) No stock appreciation rights have been granted to the named executive officers. Figures in this column represent the number of shares that can be purchased upon the exercise of stock options granted during the year.

(3) Consists solely of matching retirement plan contributions by St. Jude Medical, except for Mr. Shepherd whose all other compensation also consists of a special retirement provision of $16,667 for all years.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                INDIVIDUAL GRANTS
                          ----------------------------------------------------------
                            NUMBER OF           % OF
                           SECURITIES       TOTAL OPTIONS
                           UNDERLYING        GRANTED TO                                   GRANT DATE
                             OPTIONS          EMPLOYEES      EXERCISE                      PRESENT
                           GRANTED(1)         IN FISCAL        PRICE      EXPIRATION       VALUE(3)
NAME                           (#)              YEAR          ($/SH)         DATE            ($)
----                       ----------       -------------    --------     ----------      ----------
Terry L. Shepherd            200,000(2)          4.4%        $  49.65     4/15/2011       $3,541,500
Daniel J. Starks             200,000(2)          4.4%           49.65     4/15/2011        3,541,500
John C. Heinmiller            80,000(2)          1.8%           61.90     12/8/2011        1,794,216
Michael T. Rousseau           75,000(2)          1.6%           61.90     12/8/2011        1,682,078
Michael J. Coyle              75,000(2)          1.6%           61.90     12/8/2011        1,682,078

FOOTNOTES

(1) The Company has never issued any options with a reload provision. In the event of a change in control of the Company, all options become 100% vested.

(2) The options have an exercise price equal to the fair market value on the date of grant and vest in 25% increments on the first four anniversaries of the date of grant. The dates of grant were as follows: for Messrs. Shepherd and Starks, April 15, 2003; and for Messrs. Heinmiller, Rousseau and Coyle, December 8, 2003.

(3) The Company uses the Black-Scholes option pricing model to establish stock option values for purposes of this table. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value as estimated by the Black-Scholes model. The specific assumptions used in valuing the stock options under the Black-Scholes model were as follows:

   o Volatility of 35.0%, representing the estimated annual variance in the daily percentage change in the price of the Company's common stock over a five-year period;
   o Risk-free rate of return ranging from 2.94% to 3.25%, representing the average five-year Treasury rate on the date of grant;
   o Expected term of five years; and
   o Dividend yield of 0.0%.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                        OPTIONS                      OPTIONS
                            SHARES                               AT FISCAL YEAR-END (#)      AT FISCAL YEAR-END(1) ($)
                           ACQUIRED                           ---------------------------   ---------------------------
NAME                   ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ---------------   ------------------   -----------   -------------   -----------   -------------
Terry L. Shepherd               --           $       --      1,263,800        622,200      $54,339,928   $15,956,654
Daniel J. Starks                --                   --      835,000          765,000       29,336,103    20,084,760
John C. Heinmiller          49,500            1,920,043      223,750          218,750        7,826,773     3,748,911
Michael T. Rousseau         34,000            1,309,558      251,250          478,750        8,486,619    11,806,352
Michael J. Coyle                --                   --      604,450          285,050       22,862,430     6,380,047

FOOTNOTES

(1) Values were calculated by subtracting the exercise price per share from the closing sale price of $60.82 per share of the Company's common stock as reported by the New York Stock Exchange on January 2, 2004, the last trading day of fiscal year 2003.

                     EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2003 about the Company's common stock that may be issued under all of its existing equity compensation plans, including the St. Jude Medical, Inc. 1991 Stock Plan, the St. Jude Medical, Inc. 1994 Stock Option Plan, the St. Jude Medical, Inc. 1997 Stock Option Plan, the St. Jude Medical, Inc. 2000 Stock Plan, the St. Jude Medical, Inc. 2000 Employee Stock Purchase Savings Plan, and the St. Jude Medical, Inc. 2002 Stock Plan, as Amended. All of these plans have been approved by the Company's shareholders.

                                                                                      NUMBER OF SECURITIES
                                  NUMBER OF SECURITIES                               REMAINING AVAILABLE FOR
                                    TO BE ISSUED UPON        WEIGHTED AVERAGE         FUTURE ISSUANCE UNDER
                                       EXERCISE OF           EXERCISE PRICE OF      EQUITY COMPENSATION PLANS
                                  OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,       (EXCLUDING SECURITIES
                                   WARRANTS AND RIGHTS      WARRANTS AND RIGHTS     REFLECTED IN COLUMN (A))
         PLAN CATEGORY                     (A)                      (B)                        (C)
------------------------------   ----------------------   ----------------------   --------------------------
Equity compensation plans
 approved by shareholders              29,563,147                $ 31.09                  5,712,866 (1)
Equity compensation plans not
 approved by shareholders                      --                     --
------------------------------         ----------                -------                  -------------
Total                                  29,563,147                $ 31.09                  5,712,866
------------------------------         ----------                -------                  -------------

FOOTNOTES


(1) The shares available for future issuance as of December 31, 2003 included the following:


    o 1,200,378 shares available for purchase by employees under the St. Jude Medical, Inc. 2000 Employee Stock Purchase Savings Plan; and


    o 73,704 shares available under the St. Jude Medical, Inc. 2000 Stock Plan for restricted stock grants.

EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL AGREEMENTS

       CEO EMPLOYMENT AGREEMENT. The Board of Directors appointed Mr. Shepherd as the Company's President and Chief Executive Officer pursuant to an Agreement effective May 5, 1999, that ends on May 4, 2004. The Agreement provides that Mr. Shepherd will receive an annual salary of at least $500,000 subject to annual review for possible increases by the Board of Directors, and customary fringe benefits provided to Company officers, including an opportunity to earn a bonus.

       PRESIDENT AND COO AGREEMENT. The Board of Directors appointed Mr. Starks as the Company's President and Chief Operating Officer pursuant to an agreement effective March 25, 2001, that ends on January 31, 2006. The Agreement provides that Mr. Starks will receive an annual salary of at least $500,000 subject to annual review for possible increases by the Board of Directors, and customary fringe benefits provided to Company officers, including an opportunity to earn a bonus.

       SEVERANCE AGREEMENTS. The Company has entered into change in control severance agreements (the "Severance Agreements") with 20 of its senior executives, including Mr. Shepherd and Mr. Starks and the other executive officers appearing in the Summary compensation table. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, the Company terminates the executive's employment without Cause or the executive terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to three times the sum of the executive's annual salary, target bonus and certain other compensation paid to the executive during the twelve months prior to the termination; (ii) three years of life, health and disability insurance substantially similar to that in effect at the time of termination; (iii) the payment of legal fees and expenses relating to the termination; (iv) the termination of any noncompetition arrangement between the Company and the executive; and (v) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Severance Agreements, "Cause" is defined as a conviction for felony criminal conduct; "Good Reason" is defined to include a change in the executive's responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and "Change in Control" is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Company's Board of Directors, or another event the majority of the Continuing Directors determines to be a change in control.

       INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its Directors and executive officers which provide for indemnification against certain costs incurred by each Director and executive officer made or threatened to be made a party to a proceeding because of his or her official capacity as a Director or executive officer. The indemnification agreements, together with the Company's Bylaws, provide for indemnification to the fullest extent permitted by Minnesota law.

                PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

     The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for 2004, subject to shareholder ratification. Ernst and Young LLP will audit our consolidated financial statements for 2004 and perform other services.

                             AUDIT AND OTHER FEES

     The following table presents Ernst & Young LLP fees for professional services by type and amount charged by Ernst & Young LLP to the Company during fiscal years 2003 and 2002 (in thousands):

                                           2003        2002
                                          ------      ------
              Audit Fees(1)               $1,923      $1,306
              Audit-Related Fees(2)          160         399
              Tax Fees(3)                  2,637       1,026
              All Other Fees                  --          --

FOOTNOTES

(1) Audit fees represent amounts for the audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K, reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q and statutory audits of various Company subsidiaries outside of the United States.

(2) Audit-related fees represent amounts for employee benefit plan audits, due diligence assistance and other attestation services.

(3) Tax fees represent amounts for preparation or review of the Company's income and related tax returns, tax planning and tax advice. Tax fees for preparation or review of the Company's income and related tax returns totaled $729 and $643 in fiscal years 2003 and 2002, respectively.

        PREARRANGED POLICY FOR AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

       In 2003 the Audit Committee adopted the "Pre-approval of Independent Auditor Services and Fees" policy. The policy requires that all services by the Company's Auditor be approved in advance by the Audit Committee and expresses a preference that non-audit services be performed by persons other than the Company's independent auditors. Each year, usually in the fourth quarter, the Audit Committee authorizes the terms, including the scope, and the fees for the annual audit. Once a year the Audit Committee reviews general requests to approve non-audit matters, including fees, performed by the Company's independent auditor. In addition, specific requests for non-audit services by the independent auditor may be brought to the Audit Committee from time to time. The policy also prohibits engaging the independent auditor from performing services prohibited by law.

       In 2003 there were no fees paid to Ernst & Young that were not approved in advance by the Audit Committee.

       RATIFICATION OF APPOINTMENT. A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as our independent auditors. A representative of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement and to answer your questions. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection of independent auditors.

REQUIRED VOTE AND BOARD RECOMMENDATION

       The affirmative vote of a majority of the shares of the Company's common stock present and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young LLP. Proxies will be voted for ratification of the appointment of Ernst & Young LLP unless otherwise specified.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
                   OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                 PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE
                            COMPENSATION PLAN (MICP)
--------------------------------------------------------------------------------

       Section 162(m) of the Internal Revenue Code of 1986 limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its four highest paid executive officers. Compensation plans which are performance based within the requirements of Section 162(m) and are approved by the Company's shareholders will not be subject to the deduction limit. Therefore, in order to maximize the Company's tax deductions, the Board of Directors of the Company is requesting that shareholders approve the Management Incentive Compensation Plan ("MICP") at the annual meeting.

       The following is a summary of the material features of the MICP. The MICP is attached as Appendix B to this Proxy Statement, and the following summary is qualified in its entirety by reference to it.


PURPOSE

       The MICP is designed to attract, retain and reward highly qualified executives who are important to the Company's success and to provide incentives relating directly to the financial performance of the Company.


ADMINISTRATION

       The MICP is administered by the Compensation Committee of the Board of Directors. The present members of the Compensation Committee are Wendy Yarno, David Thompson, and Frank Yin, all of whom are deemed to be outside directors of the Company, as defined under Section 162(m). None of the members of the Compensation Committee receives compensation from the Company in any capacity other than as a Director of the Company. In addition, each member of the Compensation Committee is independent under the Company's Principles of Corporate Governance and the New York Stock Exchange listing standards.

       The Compensation Committee may amend, modify, suspend or terminate the MICP for the purpose of meeting or addressing any changes in legal requirements of for any other purpose permitted by law. The Compensation Committee will seek shareholder approval of any amendment determined to require shareholder approval or advisable under the regulations of the Internal Revenue Service or other applicable laws or regulations.


ELIGIBLE PARTICIPANTS

       Individuals who are eligible to participate in the MICP include the executive officers and certain other employees of the Company as may be determined by the Compensation Committee. Individuals subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 are considered to be executive officers for the purposes of the MICP. For the Company's last fiscal year, 549 officers and other management employees participated in the MICP.


AWARDS UNDER MICP

       Promptly after the beginning of the fiscal year, consistent with the requirements stated in Section 162(m), the Compensation Committee establishes financial objectives by which the financial performance of the Company and its divisions will be measured during the fiscal year; determines the executive officer's eligible to participate; determines each executive officer's bonus based on the attainment of the financial objectives for the fiscal year; and determines the frequency at which each bonus will be paid when attained.

       Individual awards will be based on attainment of financial goals based on the stock price of the

Company's shares, the Company's earnings per share, market share, sales, return on equity, asset management, the expenses or profitability of the Company or any division or subsidiary, or divisional or any combination of such goals. For employees other than executive officers, subjective, individual performance goals may also be established.

       The maximum bonus amount that can be paid to any employee with respect to any one fiscal year results cannot exceed the greater of $2,000,000 or 1.5% of the Company's consolidated after tax net profit. For 2004, the Committee has set the maximum bonus at 150% of each individual's base salary for the fiscal year. Such bonus amounts shall be paid within 90 days after the close of the Company's fiscal year. The employee may elect to defer some or all of the payment under the Company's deferred compensation plan. Bonuses will be paid only when the Compensation Committee certifies that the relevant financial goals established at the beginning of the fiscal year have been met, and the Compensation Committee reserves the right to reduce the amount of any award even if the goals have been attained.


REQUIRED VOTE AND BOARD RECOMMENDATION

       The affirmative vote of a majority of the shares of the Company's common stock present and entitled to vote at the annual meeting is required to approve the MICP. Proxies will be voted for approval of the MICP unless otherwise specified.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
       APPROVAL OF THE COMPANY'S MANAGEMENT INCENTIVE COMPENSATION PLAN

         PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                        FROM 250,000,000 TO 500,000,000
--------------------------------------------------------------------------------

       The Articles of Incorporation of the Company, as amended and presently in effect (the "Articles"), authorize the issuance of 250,000,000 shares of common stock, $.10 par value per share, and 25,000,000 shares of preferred stock, $1.00 par value per share. As of December 31, 2003, 173,014,167 shares of common stock were outstanding and 76,985,833 shares of common stock were authorized but unissued. Of the unissued shares, 5,712,866 shares were reserved for issuance pursuant to the Company's various stock plans, leaving a balance of approximately 71,272,967 authorized, unissued and unreserved shares of common stock.

       The Board of Directors recommends that the authorized number of shares of common stock be increased from 250,000,000 to 500,000,000. If approved,
Article VII of the Articles will be amended to increase the authorized shares of common stock of the Company to 500,000,000. No change in the authorized preferred stock is being proposed.

PURPOSES AND EFFECTS OF THE AMENDMENT

       Except for shares reserved as noted above, the Company has no agreements or understandings concerning the issuance of any additional shares of common stock. However, the Board of Directors believes that the increased authorization is advisable at this time so that shares will be available for issuance in the future on a timely basis if such need arises in connection with stock split or dividends, financings, acquisitions, employee benefit plans or other corporate purposes. This will enable the Company to take advantage of market conditions, the availability of favorable financing, and opportunities for acquisitions without the delay and expense associated with convening a special shareholders' meeting.

       The proposed shares of common stock for which authorization is sought would be part of the existing class of common stock and would have no effect upon the terms of the common stock or the rights of the holders of such stock. The proposed additional authorized shares of common stock would have the same rights and privileges as the shares of common stock presently outstanding. Holders of the Company's common stock do not have preemptive rights to purchase additional shares of common stock and are not entitled to cumulative voting for the election of Directors.

       Unless required by law, the Company's Articles or the rules of any stock exchange on which the Company's shares of common stock are then listed, the Board of Directors will be able to provide for the issuance of the additional shares of common stock without further action by the Company's shareholders and no further authorization by the shareholders will be sought prior to such issuance. Under the existing New York Stock Exchange Listed Company Manual, approval by the Company's shareholders is required prior to the listing of additional shares of common stock in certain circumstances including (i) in connection with certain equity compensation plans, (ii) in connection with an issuance that will result in a change of control of the Company and (iii) in connection with certain issuances if the voting power of the stock to be issued is equal to or in excess of 20% of the voting power outstanding prior to the issuance of such stock or if the number of shares to be issued is equal to or in excess of 20% the total number of shares outstanding prior to the issuance of such stock.

       Although not designed or intended for such purposes, the effect of the proposed increase in the authorized shares of common stock might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of the Company and the removal of management, which shareholders might otherwise deem favorable. The authority of the Board of Directors to issue shares of common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of the Company because the issuance of additional shares of common stock would dilute the voting power of the shares of common stock then outstanding. Shares of common stock could also be issued to purchasers who would support the Board of Directors in opposing a takeover bid which the Board of Directors determines not to be in the best interests of the Company and its shareholders.

       In addition to the proposed amendment, the Company's Articles currently contain provisions approved by the Company's shareholders, as do the Bylaws, that may have the effect of discouraging certain types of tender offers and other transactions that involve a change of control of the Company. The Company's Directors are elected for three-year staggered terms and cumulative voting in the election of Directors is prohibited. The Company's Articles and Bylaws provide that a vote of 80% of the outstanding shares of voting stock, voting together as a single class, is required to remove Directors, and that such Directors may only be removed for cause. The affirmative vote of the holders of a 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of the Articles relating to the staggered terms and the removal of Directors.

       The Articles contain "fair price" provisions that require the affirmative vote of 75% of the voting power of the outstanding shares of voting stock, voting together as a single class, to approve certain business combinations involving the Company and a related shareholder (including mergers, consolidations and sales of a substantial part of the Company's assets) unless specified price criteria and procedural requirements are met or unless the transaction is approved by a majority of the continuing Directors as provided therein. The affirmative vote of the holders of a 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of the Articles relating to the "fair price" provisions.

       The Articles provide that the Board of Directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each series.

       On July 16, 1997, the Company's Board of Directors declared a dividend of one preferred share purchase right ("Right") for each outstanding share of common stock held of record as of July 28, 1997. One Right was also issued with respect to each share of common stock issued after July 28, 1997. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series B Junior Preferred Stock at a price of $200, subject to certain adjustments. The Rights are exercisable when, and are not transferable apart from the shares of the Company's common stock until the earlier of (i) the tenth day following the public announcement that a person or group of affiliated or associated persons (with certain exceptions, including an exception for FMR Corp., so long as FMR Corp., together with its affiliates, beneficially owns less than 20% of the Company's outstanding voting stock) has acquired 15% or more of the voting stock of the Company (or such earlier date as a majority of the Board of Directors shall become aware of that a person has acquired 15% or more) or (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons acquires 15% or more) following the public announcement of intent to or commencement of a tender or exchange offer for 15% or more of the Company's shares. If the specified percentage of the Company's common stock is acquired, each Right will entitle the holder (other than the acquiring person or group) to receive, upon exercise, such number of shares of common stock of either the Company or the acquiring company having a market value equal to two times the exercise price of the Right. The Rights are redeemable by the Company's Board of Directors in certain circumstances and expire on July 15, 2007.

       The overall effect of the foregoing provisions of the Company's Articles and Bylaws, together with the Rights and the ability of the Board of Directors to issue additional shares of common stock, may be to delay or prevent attempts by others or entities to acquire control of the Company without negotiations with the Company's Board of Directors.

REQUIRED VOTE AND BOARD RECOMMENDATION

       The affirmative vote of a majority of the shares of the Company's common stock entitled to vote at the annual meeting is required to approve the amendment to the Articles. Proxies will be voted for approval of the amendment to the Articles unless otherwise specified.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FOLLOWING
         RESOLUTIONS TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION:

    RESOLVED, that the first sentence of Article VII of the corporation's Articles of Incorporation be replaced with the following: "The authorized capital stock of this corporation shall be Five Hundred Million (500,000,000) shares of common stock of the par value of Ten Cents ($.10) per share (the "Common Stock") and Twenty-Five Million (25,000,000) shares of preferred stock of the par value of One Dollar ($1.00) per share (the "Preferred Stock")."

    RESOLVED FURTHER, that the officers of the corporation, acting individually, are each authorized to execute such documents and certificates and to take such action as may be necessary to give effect to the previous resolution.

                  SHAREHOLDER PROPOSAL REGARDING COMPENSATION
                              OF SENIOR EXECUTIVES
--------------------------------------------------------------------------------

       The following Shareholder Proposal has been submitted to the Company for action at the meeting by the United Association S & P 500 Index Fund, of 1 Freedom Valley Drive, Oaks, PA 19456, the beneficial owner of 10,865 shares of stock. The text of the proposal is as follows:

COMMONSENSE EXECUTIVE COMPENSATION PROPOSAL

       Resolved, that the shareholders of St. Jude Medical, Inc. ("Company") request that the Company's Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following "Commonsense Executive Compensation" program including the following features:

(1) SALARY -- The Chief Executive Officer's salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2) ANNUAL BONUS -- The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive's salary level, capped at 100% of salary.


(3) LONG-TERM EQUITY COMPENSATION -- Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.


(4) SEVERANCE -- The maximum severance payment to a senior executive should be no more than one year's salary and bonus.

(5) DISCLOSURE -- Key components of the executive compensation plan should be outlined in the Compensation Committee's report to shareholders, with variances from the Commonsense program explained in detail.

The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

SUPPORTING STATEMENT

       We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a "wasteland that has not been reformed." (Institutional Shareholder Services senior vice-president, WALL STREET JOURNAL, "Executive Pay Keeps Rising, Despite Outcry," October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy's Tenth Annual CEO Compensation Survey ("Executive Excess 2003 - CEO's Win, Workers and Taxpayers Lose.")

       We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company's leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO SHAREHOLDER PROPOSAL

       The Board of Directors has considered this proposal and believes that its adoption would not be in the best interests of the Company and its shareholders.

       The Board of Directors believes that the executive compensation program currently in place at the Company is effective and properly motivates executives to advance the long-term success of St. Jude Medical. The Compensation Committee of the Board of Directors is charged with the responsibility of establishing and administering the compensation program for the Company's executive officers. The Board believes that a Compensation Committee composed of independent directors is the best assurance that executive compensation will serve the best interests of shareholders. None of the members of the Company's Compensation Committee is a current or former employee of the Company, and all of the members of the Committee are independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange.

       The Board of Directors and the Compensation Committee believe it is important to preserve the flexibility of the Company's compensation program so that the Compensation Committee can choose incentives that are in line with the goals that the Company seeks to pursue through its compensation arrangements. The Company's executive compensation program is evaluated in relation to the programs offered by other medical products companies.

       The Board believes that limiting the Compensation Committee's ability to design compensation programs and set competitive compensation levels in line with those for other companies would place St. Jude Medical at a significant competitive disadvantage in the recruitment and retention of its executives. In choosing the appropriate compensation arrangement to use for its executives, the Compensation Committee must be able to consider a variety of factors such as the goals the Board has established for the Company and management, tax consequences of various arrangements and competitive practices of other medical products companies.

       The Board believes that its current executive compensation program meets the concerns that executive compensation be tied to the Company's performance and provide long-term incentives to executives, while providing the Board and the Compensation Committee with the flexibility necessary to recruit and retain executives in a competitive environment. Allowing the Compensation Committee to have flexibility to adapt to changes in the market for compensation as well as changes in the Company is the best way to assure the competitiveness of the Company. The Board believes that its current executive compensation practices are not only reasonable but, in light of the Company's performance, have also delivered excellent value to the Company's shareholders.

       For the reasons described above, the Board believes that this shareholder proposal is not in the best interests of the Company and its shareholders and therefore recommends a vote "AGAINST" the proposal.

REQUIRED VOTE AND BOARD RECOMMENDATION

       The affirmative vote of a majority of the shares of the Company's common stock present and entitled to vote at the annual meeting is required to approve the shareholder proposal. Proxies will be voted against the shareholder proposal unless otherwise specified.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE
                             SHAREHOLDER PROPOSAL.

               SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
--------------------------------------------------------------------------------


       Under SEC rules, shareholders who wish to present a proposal at the 2005 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Kevin T. O'Malley, Secretary, St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, Minnesota 55117. We must receive your written proposal no later than December 8, 2004.


       Shareholders who intend to present a proposal at the 2005 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements established in the Company's Bylaws. These require, among other things, that a shareholder submit a written notice to the Secretary of the Company of the intention to bring a proposal before the meeting not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made).

                                 OTHER MATTERS
--------------------------------------------------------------------------------

     Whether or not you plan to attend the meeting, please mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

                                        Terry L. Shepherd
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer


March 30, 2004

                                                                     APPENDIX A

                            ST. JUDE MEDICAL, INC.
                       PRINCIPLES OF CORPORATE GOVERNANCE
--------------------------------------------------------------------------------

     The Board of Directors of St. Jude Medical, Inc. has adopted the following principles of corporate governance:

I.   BOARD OF DIRECTORS

     A. Independence. A majority of the members of the Board of Directors shall be independent of management.

     B. Determination of Independence. The Governance and Nominating Committee will annually review the status of each director as independent or not independent using the following criteria from the Company's by-laws:

          1. has not been employed by the corporation in an executive capacity within the last five years;

          2. is not, and is not affiliated with a company that is, an advisor or consultant to the corporation, or a significant customer or supplier of the corporation;

          3. has no personal service contract(s) with the corporation or the corporation's senior management;

          4. is not affiliated with a not-for-profit entity that receives significant contributions from the corporation;

          5. is not employed by a public company at which an executive officer of the corporation serves as a director;

          6. does not have a relationship described in 1 through 5 above with any affiliate of the corporation; and

          7. is not a member of the immediate family of any person described in 1 through 6 above.

     In addition, the Governance and Nominating Committee will consider each director's status as independent under the New York Stock Exchange and SEC definitions. The Committee's recommendations will be referred to the entire Board of Directors for final determination.

          C.   Committees. The board of directors has three standing Committees:
               Audit, Compensation, and Governance and Nominating. Each of these Committees has a written charter. Each Committee consists entirely of independent directors. Committee membership is proposed by the Governance and Nominating Committee and approved by the entire board.

          D. Sessions of the Independent Directors. At least twice each year the independent members of the Board of Directors meet in a separate session. These sessions are chaired by the Presiding Director who is the Chairperson of the Governance and Nominating Committee.

          E. Annual Board Performance Review. Each year the Board of Directors will conduct a review of its own performance as well as the performance of its standing Committees.

          F. Board Role in Strategy. The Board of Directors dedicates the major portion of two meetings each year to the Company's strategic plan -- one meeting at the beginning of the strategic planning process and the second to approve the plan.

          G. Board Role in Succession Planning. The board devotes a substantial portion of one meeting each year to a management-led review of the Company's succession planning process. The major portion of one independent directors session each year is devoted to the CEO succession plan.

          H. CEO Review. Each year the Board of Directors conducts a formal review of the CEO's performance.

          I. Director Terms. Each director is elected for a three-year term. The terms are staggered. The Board of Directors has no term limit policy. The Board of Directors has a retirement policy of age 70 or, in the case of a director first elected to a three-year term that would expire after the age of 70, the expiration of the three-year term. Directors are not required to submit their resignation upon a change in their occupation.

          J. Limit of Number of Directorships. The Company has a guideline that directors should serve on no more than three to five boards of other publicly owned companies.

          K. Director Education and Orientation. The Company has a formal orientation program for new directors. The Company does not require that directors attend a "director college" or similar program.

          L. Director Responsibilities. Directors are expected to have a good attendance record at board and committee meetings, to read in advance the meeting materials, to be generally knowledgeable about the strategy and affairs of the Company and to approach their duties with an independent frame of mind.

          M. Access to Others. Directors have access to all the officers of the Company and as a board or as a board committee have the authority to directly retain independent advisors if they consider it to be advisable.

II.  COMBINATION OF CHAIRMAN AND CEO POSITIONS

     The Company believes it is well served by having the positions of Chairman of the Board and CEO combined.

III. COMPENSATION

     A. Shareholder Approval of Plans. The Company submits its stock option and other stock plans and executive bonus plans to the shareholders for approval.

     B. Repricing of Stock Options. The Company does not reprice stock options.

     C. Stock Ownership Guidelines. In order to align the interests of shareholder's and management, the Company has stock ownership guidelines for directors, officers and senior employees.

     D. Loans to Officers and Directors. Company loans to officers and directors are prohibited.

     E. Compensation of Directors. The following principles are used to develop the compensation of non-management directors:

          1. Directors should be fairly compensated for the time commitment and responsibility associated with service as a director.

          2. Directors compensation should be comparable to the compensation of directors of companies of similar size and nature as St. Jude Medical, Inc.

          3. Director compensation should facilitate directors acquiring an equity position in the Company consistent with the stock ownership guidelines.

     F. Stock Option Accounting Treatment. The Company accounts for stock options under FASB standard 123 using the intrinsic value method.

IV.  CODE OF BUSINESS CONDUCT

     The Company has adopted a Code of Business Conduct that applies to all employees and directors. Any waivers granted under the Code must be approved by the Board of Directors.

V.   SHAREHOLDER RIGHTS PLAN

     The Board of Directors has adopted a shareholders rights plan. The Board believes that this can be used to protect shareholder interests and the Board does not intend to use it in a manner that entrenches management.


VI.  RELATIONSHIP WITH EXTERNAL AUDITORS


     The Audit Committee of the Board of Directors has the authority to retain and terminate the Company's external auditor. The Company has a policy that prohibits the hiring of personnel from the Company's external auditor for two years after the person has left the external auditor. The Company has a policy prohibiting directors and executive officers from using the Company's external auditor for tax services.

                                                                     APPENDIX B

                            ST. JUDE MEDICAL, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                       (AS ADOPTED ON FEBRUARY 23, 2004)
--------------------------------------------------------------------------------

1.   PURPOSE

     The St. Jude Medical, Inc. Management Incentive Compensation Plan (the "Plan") is designed to attract, retain, and reward highly qualified executives who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

2.   DEFINITIONS

     (a)  BOARD - The Board of Directors of St. Jude Medical, Inc.

     (b)  CODE - The Internal Revenue Code of 1986, as amended.

     (c) COMMITTEE - The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan, in compliance with requirements of Section 162(m) of the Code.

     (d) COMPANY - St. Jude Medical, Inc. and any other corporation in which St. Jude Medical, Inc. controls, directly or indirectly, fifty percent or more of the combined voting power of all classes of voting securities.

     (e) EXECUTIVE OFFICER - Any officer of the Company subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934 ("Exchange Act").

     (f) INCENTIVE COMPENSATION - The cash incentive awarded to a Participant pursuant to terms and conditions of the Plan.

     (g) PARTICIPANT - Any Executive Officer and any other employee or class of management employees of the Company as may be designated by the Committee.

     (h)  PLAN - The St. Jude Medical, Inc. Management Incentive Compensation
          Plan.

     (i) SALARY - The direct gross (as opposed to taxable) compensation earned by the Participant as base salary during the fiscal year, excluding any and all commissions, bonuses, incentive payments payable during the fiscal year, and other similar payments.

3.   ELIGIBILITY

     The Committee shall, each fiscal year, designate those employees, including Executive Officers of the Company who are eligible to receive Incentive Compensation under this Plan for the fiscal year.

4.   ADMINISTRATION

     The awards under the Plan shall be based on the attainment of financial performance goals for the fiscal year, as determined for each Participant by the Committee. The Committee shall administer the Plan and shall have full power and authority to construe, interpret, and administer the Plan necessary to comply with the requirements of Section 162(m) of the Code. The Committee's decisions shall be final, conclusive, and binding upon all persons. The Committee shall certify in writing prior to commencement of payment of the bonus that the performance goal or goals under which the bonus is to be paid has or have been achieved. The Committee in its sole discretion has the authority to reduce or eliminate the amount of a bonus otherwise payable to Executives upon attainment of the performance goal established for a fiscal year. At the beginning of each fiscal year consistent with the requirements of Section 162(m), the Committee shall: (i) determine the percentage of the Participant's Salary that may be awarded as Incentive Compensation for the fiscal year, up to a maximum award under the Plan of the greater of $2,000,000 or 1.5% of the Company's consolidated after tax net profits for the fiscal year; (ii) determine the Participants eligible to participate in the Plan for the fiscal year; (iii) determine financial performance goals as set forth in Section 5 herein for each Participant on which Incentive Compensation will be paid; (iv) determine each Executive's Incentive Compensation for the fiscal year; and (v) determine the frequency at which each Participant's Incentive Compensation will be paid when attained.

     Except with respect to Incentive Compensation payable to Executive Officers of the Company, the Committee may delegate the establishment of performance goals, and the general powers of the Committee described above with respect to the Plan to the Chief Executive Officer of the Company.

     The Committee may amend, modify, suspend, or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require a shareholder approval or advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.

5.   FINANCIAL PERFORMANCE GOALS

     With respect to any Participant who is an Executive Officer, the Committee shall establish performance goals based on the stock price of the Company's shares, the Company's earnings per share, market share, sales, return on equity, asset management or the expenses or profitability of the Company or any division or subsidiary, or any combination of such goals for the fiscal year, or a portion thereof. For employees other than executive officers, subjective, individual performance goals may also be established. Any performance goal shall be established in a manner such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. Any such goal shall be established when the outcome of the goal is substantially uncertain. The Committee shall not increase the maximum amount of the Incentive Compensation payable upon attainment of the goal after the goal has been established. The Incentive Compensation may be paid in whole or in part upon the attainment of any one of the goals. Any such goal shall comply with the applicable requirements of Section 162(m) of the Code and any regulations promulgated thereunder.

     With respect to any Participant other than an Executive Officer, the Committee may establish performance goals based on other than the financial performance of the Company specified above.

6.   PAYMENT OF INCENTIVE COMPENSATION; NONASSIGNABILITY

     The Incentive Compensation shall be paid only upon certification of the attainment of the preestablished performance goals by the Committee. Such Incentive Compensation shall be paid within 90 days of the end of the fiscal year, but any Participant who is eligible to participate in the Company's deferred compensation plan may elect to defer part or all of such Incentive Compensation under such plan. No Incentive Compensation or any other benefit under the Plan shall be assignable or transferable by the Participant during the Participant's lifetime.

7.   NO RIGHT TO CONTINUED EMPLOYMENT

     Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without cause.

                                                         [ST. JUDE MEDICAL LOGO]

                             ST. JUDE MEDICAL, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
         THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2004

The undersigned hereby appoints Daniel J. Starks, John C. Heinmiller and Kevin
T. O'Malley or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders of St. Jude Medical, Inc., to be held May 12, 2004 at 9:30 a.m., CDT, at the Minnesota Historical Center, 345 Kellogg Boulevard West, St. Paul, Minnesota, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

                       (TO BE SIGNED ON THE REVERSE SIDE)

                                                                SEE REVERSE SIDE

ST. JUDE MEDICAL, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

[X]  PLEASE MARK
     VOTE AS IN
     THIS EXAMPLE

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR
NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

1.  Election of Directors (01) Michael A. Rocca
                          (02) David A. Thompson
                          (03) Stefan K. Widensohler

    FOR ALL NOMINEES       [ ]             [ ]  WITHHOLD AUTHORITY TO
    (Except as specified below)                 VOTE FOR ALL NOMINEES

    [ ] ____________________________
    (Instructions: to withhold authority to vote for any individual nominee write that nominee's name in the space provided above.)

                                                        FOR   AGAINST   ABSTAIN

2.  Proposal to ratify the appointment of Ernst &       [ ]     [ ]       [ ]
    Young LLP as the Company's independent auditors for 2004.

3.  Proposal to approve the Company's Management        [ ]     [ ]       [ ]
    Incentive Compensation Plan.

4.  Proposal to increase the Company's authorized       [ ]     [ ]       [ ]
    shares of common stock to 500 million shares.

MANAGEMENT RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL

5.  Proposal to adopt the Commonsense Executive         [ ]     [ ]       [ ]
    Compensation Proposal.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR      [ ]                          MARK HERE IF YOU   [ ]
ADDRESS CHANGE                                  PLAN TO ATTEND
AND NOTE AT LEFT                                THE MEETING

Please date and sign exactly as your name(s) appears hereon indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian give full title as such; when shares have been issued in names of two or more persons, all should sign.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE THE SHARES WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTORS, "FOR" PROPOSAL 2, 3, AND 4, AGAINST PROPOSAL 5, AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Signature: _____________________________________________ Date: _________________

Signature:  ____________________________________________ Date: _________________